UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2022

Cuentas Inc.

(Exact name of registrant as specified in its charter)

Florida	001-39973	20-3537265
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

235 Lincoln Rd., Suite 210, Miami Beach, Florida 33139

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 611-3622

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CUEN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock	CUENW	The Nasdaq Stock Market LLC

Item 1.01 Entry Into a Material Definitive Agreement.

On August 4, 2022, Cuentas, Inc., a Florida corporation (the “Company”), entered into a Securities Purchase Agreement (“Purchase Agreement”) with an institutional investor (the “Purchaser”) pursuant to which the Purchaser agreed to purchase, and the Company agreed to issue and sell to the Purchaser in a private placement, an aggregate of 1,655,000 shares (“Shares”) of the Company’s common stock, $0.001 par value (“Common Stock”), pre-funded warrants to purchase up to 2,569,044 shares of Common Stock (the “Pre Funded Warrants”) and warrants (the “Common Stock Warrants” and together with the Pre Funded Warrants, the “Warrants”) to purchase up to 4,224,044 shares of Common Stock (the “Private Placement”). The purchase price per Share and associated Common Stock Warrant was $0.71022 and the purchase price per Pre Funded Warrant and associated Common Stock Warrant was $0.71012. Each Common Stock Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $0.59 per share. Each Pre Funded Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $0.0001 per share. The Common Stock Warrants are exercisable for a period of five years and six months commencing on the issuance date and the Pre Funded Warrants are exercisable until exercised. The Warrants also contain customary beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company. The Private Placement closed on August 8, 2022. The gross proceeds to the Company, before deducting placement agent fees and other offering expenses, are approximately $3.0 million.

The Purchase Agreement includes standard representations, warranties and covenants of the Company and Purchaser.

The Company intends to use the net proceeds from the Private Placement for general working capital and general corporate purposes.

On August 4, 2022, in connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchaser, pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register for resale the Shares and any shares of the Company’s common stock issuable upon exercise of the Warrants within 30 days of the signing of the Registration Rights Agreement, with such registration statement becoming effective within 60 days after the signing of the Registration Rights Agreement, subject to adjustment in the event of a review by the SEC. The Company is subject to customary liquidated damages in the event it does not meet certain filing requirements and deadlines set forth in the Registration Rights Agreement.

Pursuant to an engagement agreement (the “Engagement Agreement”), H.C. Wainwright & Co., LLC (the “Placement Agent”) was engaged by the Company to act as its exclusive placement agent for the Private Placement. The Company agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds received by the Company in the Private Placement, in addition to the reimbursement of certain expenses. The Company also agreed to issue to the Placement Agent, or its designees, warrants to purchase up to 295,683 shares of Common Stock, exercisable for a period of five years and six months commencing on the issuance date, at an exercise price of $0.8878 per share (the “Placement Agent Warrant”).

The foregoing descriptions of the Purchase Agreement, the Common Stock Warrants, the Pre Funded Warrants, the Registration Rights Agreement, the Engagement Agreement and the Placement Agent Warrant do not purport to be complete and are qualified by reference to the full text of such agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1, 4.1, 4.2, 10.2, 10.3 and 4.3, respectively, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 above related to the Private Placement are incorporated by reference into this Item 3.02. The Shares, the Warrants, Placement Agent Warrants and the shares of Common Stock underlying the Warrants and Placement Agent Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement and are instead being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Item 8.01 Other Information.

On August 4, 2022, the Company issued a press release announcing the Private Placement and on August 8, 2022 the Company issued a press release announcing the closing of the Private Placement. Copies of the press releases are attached to this Current Report on Form 8-K as Exhibit 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
4.1	Form of Common Stock Warrant
4.2	Form of Pre Funded Warrant
4.3	Form of Placement Agent Warrant
10.1	Form of Securities Purchase Agreement dated August 4, 2022 between the Company and the Purchaser
10.2	Form of Registration Rights Agreement dated August 4, 2022 between the Company and the Purchaser
10.3	Form of Engagement Agreement dated August 3, 2022 between the Company and the Placement Agent.
99.1	Press release, dated August 4, 2022.
99.2	Press release, dated August 8, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUENTAS INC.

Dated: August 8, 2022	By:	/s/ Jeffery D. Johnson
Jeffery D. Johnson
Chief Executive Officer

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